                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement               [ ] Confidential, for use of the Commission
                                                    only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            Innotrac Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

The filing fee of $          was calculated on the basis of the information that
follows:

     1.  Title of each class of securities to which transaction applies:

     2.  Aggregate number of securities to which transaction applies:

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4.  Proposed maximum Aggregate value of transaction:

     5.  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.  Amount Previously Paid:

     2.  Form, Schedule or Registration Statement No.:

     3.  Filing Party:

     4.  Date Filed:

                                [INNOTRAC LOGO]


                                 April 18, 2002

To Our Shareholders:

         On behalf of the Board of Directors and management of Innotrac Corporation, I cordially invite you to the Annual Meeting of Shareholders to be held on May 20, 2002, at 9:00 AM, Eastern Daylight Time, at the Gwinnett Civic and Cultural Center located at 6400 Sugarloaf Parkway in Duluth, Georgia.

         At the Annual Meeting, shareholders will be asked to consider and vote upon the reelection of two current Innotrac directors. Information about the nominees for directors and certain other matters is contained in the accompanying Proxy Statement. A copy of Innotrac's 2001 Annual Report to Shareholders, which contains financial statements and other important information about Innotrac's business, is also enclosed.

         It is important that your shares of stock be represented at the meeting, regardless of the number of shares you hold. We encourage you to specify your voting preferences by marking and dating the enclosed proxy card. However, if you wish to vote for re-electing the nominees for director specified herein, all you need to do is sign and date the proxy card.

         Please complete and return the proxy card in the enclosed envelope, whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

         I hope you are able to attend, and look forward to seeing you.


                                         Sincerely,

                                         /S/ SCOTT D. DORFMAN

                                         SCOTT D. DORFMAN
                                         Chairman of the Board, President and
                                         Chief Executive Officer

                              INNOTRAC CORPORATION
                             6655 SUGARLOAF PARKWAY
                              DULUTH, GEORGIA 30097



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 20, 2002


To the Shareholders of
Innotrac Corporation:

         Notice is hereby given that the Annual Meeting of Shareholders of Innotrac Corporation will be held at 9:00 AM, Eastern Daylight Time, on Monday, May 20, 2002, at the Gwinnett Civic and Cultural Center, 6400 Sugarloaf Parkway, Duluth, Georgia 30097, for the following purposes:

         1. To elect two directors whose terms, if re-elected, will expire in 2005; and

         2. To consider such other matters as may properly come before the meeting and any adjournment or postponement thereof.

         Only shareholders of record on April 15, 2002, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

         A Proxy Statement and a Proxy Card solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy Card promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your Proxy and vote in person.

                                     BY ORDER OF THE BOARD OF DIRECTORS,

                                     DAVID L. GAMSEY
APRIL 18, 2002                       Secretary


WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, WE URGE YOU TO FILL IN, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                              INNOTRAC CORPORATION
                            PROXY STATEMENT CONTENTS

Introduction..........................................................        1
Quorum and Voting Requirements........................................        2
Voting Securities and Principal Shareholders..........................        2
Items for Vote:
         Item No. 1: Election of Directors............................        3
Executive Compensation................................................        7
Related Party Transactions............................................        10
Report of the Compensation Committee on Executive Compensation........        10
Stock Performance Graph...............................................        13
Independent Public Accountants........................................        14
Report of the Audit Committee.........................................        14
Shareholders' Proposals for 2003 Annual Meeting.......................        15
Other Matters.........................................................        15

                                [INNOTRAC LOGO]


                                 PROXY STATEMENT
                              DATED APRIL 18, 2002
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 20, 2002

INTRODUCTION

         This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Innotrac Corporation ("Innotrac" or the "Company") for use at Innotrac's 2002 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Monday, May 20, 2002, including any postponement, adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. Management intends to mail this Proxy Statement and the accompanying form of proxy to shareholders on or about April 18, 2002.

         Only shareholders of record at the close of business on April 15, 2002 (the "Record Date"), are entitled to notice of and to vote in person or by proxy at the Annual Meeting. As of the Record Date, there were 11,674,595 shares of common stock, $.10 par value per share (the "Common Stock"), of Innotrac outstanding and entitled to vote at the Annual Meeting.

         Proxies in the accompanying form, duly executed and returned to the management of Innotrac, and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of Innotrac or by personally withdrawing the proxy at the Annual Meeting and voting in person.

         Proxies that are executed, but that do not contain any specific instructions, will be voted for the election of all the nominees for director specified herein. The persons appointed as proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

         A copy of Innotrac's Annual Report to Shareholders is being furnished herewith to each shareholder of record as of the close of business on the Record Date. Copies of Innotrac's Annual Report on Form 10-K for the year ended December 31, 2001 will be provided free of charge upon written request to:

                              INNOTRAC CORPORATION
                             6655 SUGARLOAF PARKWAY
                              DULUTH, GEORGIA 30097
                        ATTN.: INVESTOR RELATIONS MANAGER

         If the person requesting the Annual Report on Form 10-K for the year ended December 31, 2001 was not a shareholder of record on the Record Date, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibits to Innotrac's Annual Report on Form 10-K for the year ended December 31, 2001 will also be furnished on request and upon payment of Innotrac's expenses in furnishing the exhibits.

QUORUM AND VOTING REQUIREMENTS

         The holders of a majority of the shares entitled to vote on the Record Date, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting. The required vote for each item of business at the Annual Meeting is as follows:

         - For Item 1 on the Proxy Card, the election of directors, those nominees receiving the greatest number of votes at the Annual Meeting, assuming a quorum is present, shall be deemed elected, even though such nominees may not receive a majority of the votes cast.

         - For any other business at the Annual Meeting, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law.

         In counting the votes cast, only those cast "for" and "against" a matter are included, although you cannot vote "against" a nominee for director. An abstention and a "broker non-vote" are counted only for purposes of determining the presence of a quorum at the Annual Meeting. "Broker non-votes" are votes that brokers holding shares of record for their customers (i.e., in "street name") are not permitted to cast under applicable regulations because the brokers have not received clear voting instructions from their customers.


                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

         The following table sets forth the information concerning the beneficial ownership of the Common Stock, which is Innotrac's only class of voting stock, at March 18, 2002, by:

         - each person known to Innotrac to beneficially own more than 5% of the Common Stock;

         - each director (including nominees for reelection), the Chief Executive Officer and the four other most highly compensated executive officers; and

         -        all of Innotrac's directors and executive officers as a group.

         To Innotrac's knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned.

                                                                        NUMBER OF SHARES           PERCENTAGE
BENEFICIAL OWNER                                                      BENEFICIALLY OWNED(1)    BENEFICIALLY OWNED
----------------                                                      ---------------------    ------------------
Scott D. Dorfman...............................................          5,526,047(2)(3)              47.2%
Dimensional Fund Advisors Inc..................................            837,800(4)                  7.2
Patrick J. West................................................            450,000(8)                  3.9
David L. Ellin.................................................            272,030(5)                  2.3
Larry C. Hanger................................................             56,146(6)                  *
David L. Gamsey................................................             55,250(7)                  *
Bruce V. Benator...............................................             46,000(9)                  *
Martin J. Blank................................................             47,000(10)                 *
All directors and executive officers as a group (9 persons)....          6,452,473                    53.5%

-----------------
*        Denotes less than 1%

(1) Beneficial ownership is determined under the rules of the Securities and Exchange Commission. These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member, but they do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person or group. As of March 18, 2002, there were 11,674,595 shares of Common Stock outstanding.

(2) Includes an aggregate of 159,618 shares owned by: (i) Mr. Dorfman's wife individually and as custodian for the benefit of their three oldest children; (ii) Mr. Dorfman's brother as trustee for the benefit of Mr. Dorfman's three oldest children; (iii) shares held by Mr. Dorfman's two oldest children directly; (iv) shares held by Mr. Dorfman as custodian for his three youngest children; and (v) a foundation for which Mr. Dorfman and his wife serve as trustees. Mr. Dorfman's address is 6655 Sugarloaf Parkway, Duluth, Georgia 30097.

(3)      Includes 25,000 shares subject to presently exercisable options.

(4) According to a Schedule 13G filed January 30, 2002, Dimensional Fund Advisors Inc. ("Dimensional") is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power with respect to the shares of Innotrac's Common Stock owned by the investment companies, trusts and separate accounts. Dimensional disclaims beneficial ownership over the shares of Innotrac's Common Stock owned by the investment companies, trusts and separate accounts. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(5)      Includes 184,500 shares subject to presently exercisable stock options.

(6)      Includes 52,625 shares subject to presently exercisable stock options.

(7)      Includes 50,000 shares subject to options vesting in the next 60 days.

(8) Includes 130,000 shares issued on December 8, 2000 as partial purchase price consideration in conjunction with Innotrac's acquisition of UDS, and 310,000 shares issued on February 1, 2002 as partial payment under the contingent payment provisions of the merger agreement by and among Innotrac, UDS and UDS's shareholders. These shares are held by an estate, of which Mr. West's mother is executor. See "Related Party Transactions."

(9) Includes 45,000 shares subject to presently exercisable stock options and options vesting in the next 60 days.

(10) Includes 25,000 shares subject to presently exercisable stock options and options vesting in the next 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Innotrac's directors and executive officers, and persons who own more than 10% of Innotrac's Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the Common Stock. Based solely on copies of such reports furnished to Innotrac and written representations that no other reports were required, Innotrac believes that all applicable Section 16(a) reports were filed by its directors, officers and 10% shareholders during the fiscal year ended December 31, 2001.


                              ELECTION OF DIRECTORS
                        (ITEM NUMBER 1 ON THE PROXY CARD)

         The Bylaws of Innotrac provide that the Board of Directors shall consist of not less than five nor more than eleven directors, with the exact number being set from time to time by the Board or the shareholders. The Board presently consists of six directors, two of whom are independent directors. Our third independent director, William H. Scott, III resigned on February 11, 2002. A search is now underway for a new independent director to succeed Mr. Scott. The Board is divided into three classes of directors serving staggered three-year terms. Two directors are to be elected at the meeting for a three-year term expiring in 2005. The Board has nominated Larry C. Hanger and Bruce V. Benator for those positions.

         Both nominees have indicated that they will serve if elected, but if the situation should arise that either nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors.

         The following information as of March 18, 2002 has been furnished by the nominees for director and the continuing directors. Except as otherwise indicated, the nominees and the continuing directors have been or were engaged in their present or last principal employment, in the same or a similar position, for more than five years.

                           Information About the Nominees and the
Name (Age)                 Continuing Directors
----------                 --------------------

Nominees for Director at the Meeting and Whose Terms Will Expire in 2005 if
Elected

BRUCE V. BENATOR (44)      Mr. Benator is the Managing Partner of Williams
                           Benator and Libby, LLP, certified public accountants,
                           and has been a director since 1997. He has been
                           affiliated with the firm since 1984 and is the firm's
                           Director of Accounting and Auditing Services. From
                           1979 to 1984, Mr. Benator was employed by Ernst &
                           Young, LLP.

LARRY C. HANGER (47)       Mr. Hanger joined Innotrac in 1994 and has served as
                           Senior Vice President--Client Services since April
                           1999 and as a director since December 1997. He served
                           as Vice President--Business Development from November
                           1997 through April 1999. He served as Innotrac's
                           Manager of Business Development from 1994 to November
                           1997, and was responsible for the management of the
                           telecommunication equipment marketing and service
                           business. From 1979 to 1994, Mr. Hanger served as
                           Project Manager--Third Party Marketing at BellSouth
                           Telecommunications, Inc., a regional
                           telecommunications company, where he managed the
                           marketing program for BellSouth's network services
                           and was involved in implementing the billing options
                           program for BellSouth with Innotrac.

Directors Whose Terms Expire in 2003

MARTIN J. BLANK (55)       Mr. Blank has been a director of Innotrac since 1997
                           and is a co-founder of Automobile Protection
                           Corporation, or APCO, a subsidiary of the Ford Motor
                           Company engaged in the marketing of extended vehicle
                           service contracts and warranty programs. Mr. Blank
                           has served as Secretary and Director of APCO since
                           its inception in 1984 and as Chairman of the Board
                           and Chief Operating Officer since 1988. Mr. Blank's
                           experiences prior to co-founding APCO include the
                           practice of law and the representation of and
                           financial management for professional athletes. Mr.
                           Blank is admitted to the bar in the States of Georgia
                           and California.

DAVID L. GAMSEY (44)       Mr. Gamsey has served as Senior Vice President, Chief
                           Financial Officer and Secretary since May 2000. In
                           2001, Mr. Gamsey was appointed to Innotrac's Board of
                           Directors. Prior to joining Innotrac, from September
                           1995 to May 2000, he served as Chief Financial
                           Officer of AHL Services, Inc., a provider of contract
                           staffing and outsourcing solutions. From 1988 to
                           September 1995, Mr. Gamsey was a Managing Director of
                           Investment Banking at the accounting firm Price
                           Waterhouse LLP (now PricewaterhouseCoopers LLP). From
                           1987 to 1988, he served as Chief Financial Officer of
                           Visiontech, Inc., a manufacturer of contact lenses,
                           and from 1979 to 1987, he was a Senior Audit Manager
                           for the accounting firm Arthur Andersen LLP. Mr.
                           Gamsey is a certified public accountant.

                           Information About the Nominees and the
Name (Age)                 Continuing Directors
----------                 --------------------

Directors Whose Terms Expire in 2004

SCOTT D. DORFMAN (44)      Mr. Dorfman founded Innotrac and has served as
                           Chairman of the Board, President and Chief Executive
                           Officer since its inception in 1984. Prior to
                           founding Innotrac, Mr. Dorfman was employed by
                           Paymaster Checkwriter Company, Inc., an equipment
                           distributor. At Paymaster, Mr. Dorfman gained
                           experience in distribution, tracking and inventory
                           control by developing and managing Paymaster's mail
                           order catalog.

DAVID L. ELLIN (43)        Mr. Ellin joined Innotrac in 1986 and currently
                           serves as Senior Vice President--Sales. He has been a
                           director since December 1997. He held the position of
                           Senior Vice President and Chief Operating Officer
                           from November 1997 to December 2001 and served as
                           Vice President from 1988 to November 1997. From 1984
                           to 1986, Mr. Ellin was employed by the Atlanta branch
                           of WHERE Magazine, where he managed the sales and
                           production departments. From 1980 to 1984, Mr. Ellin
                           was employed by Paymaster, where he was responsible
                           for Paymaster's sales and collections.

MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors meets on a regular basis to supervise, review, and direct Innotrac's business and affairs. During the 2001 fiscal year, the Board held four meetings. The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and an Executive Compensation Subcommittee to which it has assigned certain responsibilities in connection with the governance and management of its affairs. Innotrac has no standing nominating committee or other committee performing similar functions.

         Each of the directors attended at least 75% of the Board meetings and meetings of committees on which he served during the 2001 fiscal year.

         Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its financial and other oversight responsibilities. The Board has adopted a written Audit Committee Charter. The Audit Committee's duties, responsibilities and activities include reviewing Innotrac's financial statements, reports and other financial information, overseeing the annual audit and the independent auditors and reviewing the integrity of Innotrac's financial reporting process and the quality and appropriateness of its accounting principles. Messrs. Benator, Blank and Scott comprised the members of the Audit Committee in 2001. As noted above, Mr. Scott resigned from the Board on February 11, 2002, but the Report of the Audit Committee with respect to Innotrac's 2001 audited consolidated financial statements appearing later in this Proxy Statement was issued when Mr. Scott was still a director and Audit Committee member. The Audit Committee held four meetings during fiscal 2001.

         The members of the Audit Committee are all independent as defined in the listing standards of the Nasdaq Stock Market. The Company is searching for a third independent director to succeed Mr. Scott--it is anticipated that he or she will serve on the Audit Committee.

         Compensation Committee and Executive Compensation Subcommittee. The Compensation Committee is responsible for the review and approval of compensation of employees above a certain salary level, the review of management recommendations relating to incentive compensation plans, the administration of Innotrac's Stock Incentive and Senior Executive Compensation Plans, the review of compensation of directors and consultation with management and the Board on senior executive continuity matters. During 2001, Messrs. Dorfman, Scott and Blank comprised the members of the Compensation Committee. The Compensation Committee held one meeting during fiscal 2001.

         The Executive Compensation Subcommittee, comprised of Messrs. Blank and Scott in 2001, was constituted to (1) achieve certain securities law advantages with respect to stock-based compensation to Innotrac's officers and directors and (2) maintain the tax deductibility of certain annual compensation in excess of $1 million to Innotrac's Chief Executive Officer and four other most highly compensated officers.

         It is contemplated that the new independent director Innotrac is searching for to succeed Mr. Scott will serve on both the Compensation Committee and Executive Compensation Subcommittee.

         Executive Committee. The Executive Committee, pursuant to authority delegated by the Board, from time to time considers certain matters in lieu of convening a meeting of the full Board, subject to any restrictions in applicable law related to the delegation of certain powers to a committee of the Board. Messrs. Dorfman, Ellin and Benator comprise the members of the Executive Committee. The Executive Committee held no meetings during fiscal 2001.

DIRECTORS' COMPENSATION

         We pay our outside directors an annual fee of $10,000, and additional fees of $250 and $100, respectively, for each Board meeting and committee meeting attended. We also reimburse all directors for their travel and other expenses incurred in connection with attending Board or committee meetings.

         We have traditionally granted options annually to each of our outside directors on or about the dates we hold our annual meetings of shareholders. The exercise price is the closing price of our Common Stock reported on the Nasdaq National Market on the date of grant. On May 21, 2001, we granted options for 25,000 shares to each of Messrs. Benator and Blank. These options are exercisable at $6.99 per share. One half of such shares vest on the second anniversary of the date of grant, a quarter on the third anniversary and the remaining quarter on the fourth anniversary.

                             EXECUTIVE COMPENSATION

         The following table sets forth the total compensation paid or accrued by Innotrac for services rendered during the fiscal years ended December 31, 2001, 2000 and 1999, to or for Innotrac's Chief Executive Officer and its four other most highly compensated executive officers, based on salary and bonus (the "Named Executive Officers"). The total amount of perquisites, personal benefits and other annual compensation paid to the Named Executive Officers do not in any case exceed the lesser of $50,000 or ten percent of such officer's total salary and bonus.

                                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                                          -------------------       ------------------------
                                                                     RESTRICTED    SECURITIES
                              FISCAL                                   STOCK       UNDERLYING     ALL OTHER
          NAME                 YEAR         SALARY        BONUS         AWARD       OPTIONS(#)   COMPENSATION
          ----                -----        --------      -------    ------------   -----------   ------------

Scott D. Dorfman               2001        $408,942      $466,331           --            --      $57,608(1)
  Chairman of the Board,       2000         302,607        67,500           --       100,000       47,134
  President and Chief          1999         383,675       325,000           --            --       58,625
  Executive Officer

David L. Gamsey (2)            2001         259,869       131,670           --            --        2,758(3)
  Senior Vice President,       2000         148,246        80,000           --       150,000           --
  Chief Financial Officer
  and Secretary

David L. Ellin                 2001         198,868       115,211           --            --       11,876(3)
  Senior Vice President--      2000         173,708        55,500     $200,000(4)    100,000       12,137
  Sales                        1999         163,825       119,775           --         6,000       11,357

Larry C. Hanger                2001         155,192        99,066           --            --        1,431(3)
  Senior Vice President--      2000         144,451        45,000           --       100,000        2,923
  Client Services              1999         120,440       100,000           --         3,500          766

Patrick J. West (5)            2001         139,976            --           --            --           --
  President and Chief          2000           4,615            --           --        50,000           --
  Executive Officer--
  UDS Division

-----------------
(1) Includes (i) Innotrac's matching contribution to deferred compensation plan in the approximate amount of $56,192 and (ii) the full dollar amount of premiums, $1,416, paid by Innotrac with respect to split-dollar life insurance on the life of Mr. Dorfman.

(2)      Mr. Gamsey's employment commenced May 2000.

(3) Represents Innotrac's matching contribution to deferred compensation plan.

(4) As required by the rules of the Securities and Exchange Commission, the value of restricted stock awards is calculated by multiplying the numbers of shares of restricted stock granted (50,000) by the closing sale price ($4.00) of the Common Stock on the Nasdaq National Market on the date of grant (December 20, 2000). Using this same calculation, the value of this award on the last trading day of Innotrac's 2001 fiscal year, December 31, 2001, was $345,000. This award vests entirely on the fourth anniversary of the date of grant. It is the only outstanding restricted stock award to any of the Named Executive Officers.

(5)      Mr. West's employment commenced December 2000.

         The Company did not grant any options to its Named Executive Officers during fiscal 2001, nor were any Company-granted options exercised by any Named Executive Officers. The following table sets forth the year-end value of unexercised options held by the Named Executive Officers at December 31, 2001.

                          FISCAL YEAR-END OPTION VALUES

                                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                      OPTIONS AT DECEMBER 31, 2001        DECEMBER 31, 2001(1)
                                      ----------------------------        --------------------
NAME                                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                  -----------    -------------    -----------    -------------
Scott D. Dorfman................                 --         100,000              --        $188,750
David L. Gamsey.................                 --         150,000              --         259,950
David L. Ellin..................            158,000         103,000              --         188,750
Larry C. Hanger.................             26,750         101,750              --         188,750
Patrick J. West.................                 --          50,000              --         188,750

-----------------
(1) Represents aggregate excess of market value of shares under option as of December 31, 2001 over the exercise price of the options.

EXECUTIVE CONTRACTS, TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

         Innotrac has entered into employments agreements with all its current Named Executive Officers. The following summaries are qualified in their entirety by the full text of the employment agreements, which are on file with the Securities and Exchange Commission.

         Scott D. Dorfman. Mr. Dorfman has entered into an agreement to serve as Innotrac's Chairman of the Board, President and Chief Executive Officer. His employment agreement expires on December 31, 2005. Mr. Dorfman is entitled to a salary of no less than $425,000 per year and is eligible for annual increases and a performance-based bonus which can be up to 100% of his salary. He may participate in such benefit plans as Innotrac maintains from time to time for senior executives, and receives customary perquisites.

         Mr. Dorfman's employment agreement may be terminated by either party if he dies or becomes disabled, by Innotrac for "good cause" (as defined) or for any reason by either party upon 90 days' notice. Upon any termination of his employment, he is entitled to all compensation and benefits accrued through the date of termination plus any bonus earned for the year during which he is terminated, calculated based on the performance of Innotrac through the termination date and prorated for the partial year of employment. If Mr. Dorfman's employment is terminated because he dies or becomes disabled, then in addition to accrued compensation, all of his stock options become vested as of the termination date and will expire in accordance with their respective scheduled expiration dates. If Innotrac terminates his agreement for good cause or if Mr. Dorfman terminates his employment (if there has been no change in control of Innotrac in the 18 months prior to termination), then all his unvested stock options are forfeited as of the termination date and his vested options remain exercisable for a period of 90 days after the termination date, after which they will expire. If Innotrac terminates Mr. Dorfman's employment without good cause, then in addition to accrued compensation, Mr. Dorfman is entitled to continue to receive his normal salary for a period of six months following the termination date. Upon termination without good cause, all of his stock options become vested as of the termination date and will expire upon the first anniversary of the termination date.

         If Innotrac terminates Mr. Dorfman without good cause within 18 months after a change in control of Innotrac, or if Mr. Dorfman terminates his employment for "good reason" (as defined) within the same period, Mr. Dorfman is entitled to continue to receive his normal salary and certain benefits and perquisites for a period of 18 months following the termination date. All his stock options shall become vested on the termination date and remain exercisable for the longer of their respective scheduled expiration dates or three years following the termination date. If Mr. Dorfman terminates his employment without good reason within 18 months after a change in control of Innotrac, he is entitled to all the same compensation and benefits described in this paragraph, except that his salary and other benefits shall only continue for 12 months following the termination date.

         Mr. Dorfman is subject to customary confidentiality, noncompete and nonsolicitation covenants during the term of his employment and for an additional period of one year following his termination. During this period, Mr. Dorfman must keep Innotrac's confidential information confidential. Mr. Dorfman is obligated to keep Innotrac's trade secrets confidential for as long as they remain trade secrets. He is prohibited during this period from engaging in the businesses of selling Caller ID technology and hardware, fulfillment services, e-commerce fulfillment and e-commerce return services as well as other similar services that Innotrac offers, within a 35-mile radius of any of

Innotrac's locations. Furthermore, he is prohibited during this period from soliciting Innotrac customers, with some exceptions during the period from his termination to the first anniversary of his termination.

         David L. Gamsey. Mr. Gamsey has entered into an agreement to serve as Innotrac's Senior Vice President and Chief Financial Officer until December 31, 2005. Mr. Gamsey is entitled to a salary of no less than $240,000 per year and is eligible for annual increases and a performance-based bonus which can be up to 50% of his salary. The other provisions of Mr. Gamsey's employment agreement are similar to those described above with respect to Mr. Dorfman's employment agreement.

         David L. Ellin. Mr. Ellin has entered into an agreement to serve as Innotrac's Senior Vice President and Chief Operating Officer until December 31, 2005, or in such other executive capacity as the Board may from time to time determine. In December 2001, the Board determined, and Mr. Ellin agreed, that Mr. Ellin should serve the Company in the important role of Senior Vice President--Sales. Mr. Ellin is entitled to a salary of no less than $175,000 per year and is eligible for annual increases and a performance-based bonus which can be up to 60% of his salary. The other provisions of Mr. Ellin's employment agreement are similar to those described above with respect to Mr. Dorfman's employment agreement.

         Larry C. Hanger. Mr. Hanger has entered into an agreement to serve as Innotrac's Senior Vice President--Client Services until December 31, 2005, or in such other executive capacity as the Board may from time to time determine. Mr. Hanger is entitled to a salary of no less than $150,000 per year and is eligible for annual increases and a performance-based bonus which can be up to 60% of his salary. The other provisions of Mr. Hanger's employment agreement are similar to those described above with respect to Mr. Dorfman's employment agreement.

         Patrick J. West. In conjunction with Innotrac's acquisition of UDS through a merger, Mr. West has entered into an agreement to serve as Chief Executive Officer of the UDS Division until December 8, 2003. In this capacity, Mr. West has certain prescribed duties and responsibilities. Mr. West is entitled to a salary of no less than $125,000 per year and is eligible for annual increases. He is not entitled to annual bonuses during the initial three-year period of his employment agreement; during this time, he may receive, in his capacity as a former shareholder of UDS, annual "earnout payments" contingent on the financial performance of the UDS Division. See "Related Party Transactions." He may participate in such benefit plans as Innotrac maintains from time to time for senior executives.

         Mr. West's employment agreement may be terminated by either party if he dies or becomes disabled, by Innotrac for "good cause" (as defined) or for any reason by either party upon 90 days' notice. Upon any termination of his employment, he is entitled to all compensation and benefits accrued through the date of termination. If Innotrac terminates Mr. West's employment without good cause, then in addition to accrued compensation, Mr. West is entitled to continue to receive his normal salary for a period of six months following the termination date.

         Mr. West is subject to customary confidentiality, noncompete and nonsolicitation covenants during the term of his employment and for an additional period of two years following his termination. During this period, Mr. West must keep Innotrac's confidential information confidential. Mr. West is obligated to keep Innotrac's trade secrets confidential for as long as they remain trade secrets. He is prohibited during this period from engaging in the businesses of teleservices, fulfillment services, e-commerce fulfillment and e-commerce return services as well as other similar services that Innotrac offers, within a 35-mile radius of the UDS Division's headquarters (but excluding software development and e-commerce consulting services). Furthermore, he is prohibited during this period from soliciting Innotrac customers, with some exceptions during the period from his termination to the second anniversary of his termination. During this period, he is also prohibited from soliciting Innotrac's employees to leave the employ of the Company or its affiliates, with some exceptions. Mr. West has assigned works, inventions and ideas to Innotrac.

                           RELATED PARTY TRANSACTIONS

         Innotrac leases, on an as-needed basis, a single engine aircraft from a company wholly-owned by Scott D. Dorfman pursuant to an agreement that provides for annual rent of $72,000. Innotrac is responsible for maintenance, insurance, taxes, fuel and other expenses associated with the business use of the aircraft.

         In 2001, Innotrac paid $51,000 in fees to Williams Benator & Libby, LLP, certified public accountants, for tax and consulting services. Bruce V. Benator, one of our directors, is Managing Partner of Williams Benator & Libby, LLP.

         In 2001, Innotrac paid $1,083,345 in fees to Harp Ink, a print broker, for services related to the printing of marketing, client, inter-company and other materials. Harp Ink is owned by Hy Dorfman, Mr. Dorfman's brother, and Hy Dorfman's wife.

         Innotrac acquired UDS through a merger on December 8, 2000. Under the terms of the merger agreement, the former shareholders of UDS (including one of our executive officers, Patrick J. West) may receive, as part of the consideration paid for their shares, annual contingent payments based on the operating income generated by our UDS division over a three-year period that commenced December 1, 2000. For the first year of this "earnout" period, Mr. West, in his capacity as a former shareholder of UDS, received $6,131,780 in cash as part of the earnout. The Estate of John L. West, of which Patrick West's mother is executor, received $3,831,779 in cash plus 310,000 shares of Common Stock. This summary is qualified in its entirety by the full text of the merger agreement, which is on file with the Securities and Exchange Commission.

POLICY RESPECTING RELATED PARTY TRANSACTIONS

         The Board of Directors has adopted a policy that any transactions between Innotrac and any of its officers, directors, or principal shareholders or affiliates must be on terms no less favorable than those that could be obtained from unaffiliated parties in comparable situations and must be approved by the Audit Committee of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Dorfman, Blank and Scott comprised the members of the Compensation Committee during fiscal 2001. Messrs. Blank and Scott comprised the members of the Executive Compensation Subcommittee. While Mr. Dorfman is our Chairman, President and Chief Executive Officer, neither Mr. Blank nor Mr. Scott is a current or former officer of Innotrac. We have entered into a transaction with Mr. Dorfman as described in "Related Party Transactions."


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         This report sets forth Innotrac's current compensation policies for its executive officers and describes the basis on which fiscal 2001 compensation determinations were made with respect to the executive officers, including the Chairman, President and Chief Executive Officer, Mr. Dorfman, and the other Named Executive Officers. Messrs. Dorfman, Blank and Scott comprised the Compensation Committee during fiscal 2001 and Messrs. Blank and Scott comprised the Executive Compensation Subcommittee. Mr. Scott resigned from the Board on February 11, 2002. It is contemplated that the new independent director Innotrac is searching for to succeed Mr. Scott will serve on both the Compensation Committee and Executive Compensation Subcommittee.

GENERAL COMPENSATION PHILOSOPHY

         The programs and policies for the compensation of Innotrac's executive officers are designed to attract and retain capable executive officers, and to link the compensation of executive officers to the attainment of performance goals and increases in Innotrac's stock price.

         Innotrac has entered into employment contracts with all of its Named Executive Officers as described above under "Executive Compensation--Executive Contracts, Termination and Change-in-Control Arrangements." The Compensation Committee believes employment contracts with Innotrac's most senior executive officers are appropriate and beneficial to Innotrac and its shareholders, as they promote retention of the most valuable and experienced officers and continuity of high level management.

         The Committee reviews and determines the appropriateness of the compensation paid to each of Innotrac's executive officers at least annually, with the philosophy described above as its guide. While promoting initiative and providing incentives for superior executive management performance, the Committee also seeks to assure that Innotrac is able to compete for and retain talented personnel to lead it in achieving levels of financial performance that enhances shareholder value over the long-term as well as the short-term.

PRINCIPAL EXECUTIVE COMPENSATION ELEMENTS

         Our compensation programs consist of the following basic components:

         -        Competitive base salaries,

         -        Annual incentive bonuses,

         - Long-term incentive stock options, appreciation rights or bonuses, and

         -        Customary benefits.

         Base Salaries. The base salaries of Innotrac's executive officers are generally established without reference to specific company performance or competitive criteria. Salaries for the executive officers were increased by 5% on April 1, 2001 based on changes in the business model and enhanced performance. The employment agreements of our senior executive officers guarantee certain minimum salaries determined through a process of arm's length negotiations. Salaries of executive officers are reviewed on at least an annual basis, but increases are not mandated by the employment agreements.

         Annual Incentive Bonuses. Annual incentive bonuses for executive officers are determined under Innotrac's Senior Executive Incentive Compensation Plan (the "Executive Plan"), which Innotrac's shareholders approved in fiscal 2001. The Executive Plan ties the incentive compensation payable to the executive officers directly to the attainment of specific, objective performance targets, thereby aligning the interests of management with the interests of Innotrac's shareholders. The amount of bonuses potentially payable to executive officers is determined as a range of percentages of an individual officer's salary. Bonuses paid in accordance with the Executive Plan can be based on the achievement of any number of enumerated performance criteria, such as earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, return on capital employed, cash flow, cash flow return, operating income, gross margin, net income, earnings per share, return on equity, return on assets (or net assets), pre-tax profit, market value of the Company's stock and total shareholder return. Bonuses were paid pursuant to the Executive Plan for fiscal 2001. See "Summary Compensation Table" for the amounts of bonuses paid to the Named Executive Officers for fiscal 2001.

         Long-Term Stock Incentives. Innotrac believes that stock options and other stock incentives play an integral role in its ability to attract and retain employees and directors and to provide incentives for such persons to promote Innotrac's financial success. Moreover, stock incentives benefit Innotrac by closely aligning the interests of grantees with the interests of Innotrac's shareholders. Under the Stock Incentive Plan, employees, including executive officers, non-employee directors and independent advisors and consultants to the Company and its subsidiaries, may be granted long-term stock incentives in the form of stock options, stock appreciation rights, restricted stock and performance shares. Although incentive grants made in prior periods are taken into account when making grants to the same grantees in subsequent periods, this consideration is only one of several criteria. During fiscal 2001, no new grants were made to any of the Named Executive Officers.

COMPENSATION OF THE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

         As with the other executive officers, Mr. Dorfman did receive a bonus pursuant to the Executive Plan for fiscal 2001. Mr. Dorfman's fiscal 2001 salary was increased from his fiscal 2000 salary due to Innotrac's improved financial performance.

         Mr. Dorfman has generally had a larger percentage of his annual compensation at risk on the basis of Innotrac's performance than have the other executive officers. Mr. Dorfman's employment agreement establishes his annual incentive bonus as the highest percentage of salary among the executive officers with employment agreements.

BENEFITS

         Executives also participate, on a voluntary basis, in Innotrac's regular employee benefit programs, including group medical and dental coverage, group life insurance and group long-term disability insurance. In addition, executive officers can participate in a deferred compensation plan with respect to which Innotrac provides matching contributions. The rate of match depends upon the officer's number of years in service, and ranges from 25% of a participant's contribution for less than 5 years of service to 100% for 10 years or more, although in no case will the appropriate percentage apply to an amount in excess of 30% of a participating executive's compensation (excluding bonuses).

EXECUTIVE COMPENSATION SUBCOMMITTEE AND COMPENSATION DEDUCTIBILITY POLICY

         Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction for annual compensation paid to the Named Executive Officers of a public company in excess of $1 million, unless such compensation is "performance-based." The Executive Compensation Subcommittee was constituted to (1) help maintain the tax deductibility under Section 162(m) of annual compensation paid to Innotrac's Named Executive Officers and (2) achieve certain securities law advantages with respect to stock-based compensation to Innotrac's officers and directors . During meetings of the full Compensation Committee, Mr. Dorfman normally recuses himself from discussions and votes regarding his own compensation, or in circumstances where his participation, as an Innotrac employee, would affect compliance with Section 162(m) or certain securities laws. Although Innotrac's policy is to maintain the tax deductibility of compensation to executive officers under Section 162(m), Innotrac and the Committee retain the discretion to make compensation decisions without regard to deductibility when it is in the best interests of Innotrac and its shareholders to do so.

                       Scott D. Dorfman-- Martin J. Blank

                             STOCK PERFORMANCE GRAPH

         Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return of Innotrac's Common Stock against the cumulative total return of The Nasdaq Stock Market (U.S.) Index and the Nasdaq Non-Financial Index for the period commencing on May 7, 1998 and ending on December 31, 2001.

                                     [GRAPH]

                                                                 CUMULATIVE TOTAL RETURN
                                            ----------------------------------------------------------------------
                                            5/07/1998        12/1998        12/1999        12/2000         12/2001
                                            ---------        -------        -------        -------         -------
Innotrac Corporation....................       100             138            105             27              53
Nasdaq Stock Market (U.S.) Index........       100             121            224            135             107
Nasdaq Non-Financial Index..............       100             123            241            141             107

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon recommendation of the Audit Committee, appoints each year the firm that will serve as Innotrac's independent public accountants. Such appointment is not subject to ratification or other vote by the shareholders. Although the Board has appointed Arthur Andersen LLP ("Andersen"), Innotrac's independent public accountants during the past fiscal year, to serve as such for the current fiscal year, the Audit Committee currently is evaluating whether a different firm should be recommended to the Board to serve as Innotrac's auditors for this year. The Audit Committee and the Board are monitoring ongoing developments affecting Andersen, and will take these developments into consideration in selecting auditors for 2002.

FEES

         The aggregate fees billed for professional services by Andersen for the audit of Innotrac's annual financial statements for fiscal 2001, for the reviews of Innotrac's quarterly financial statements during fiscal 2001 and for other audit-related services was $154,000. Andersen billed no other fees to Innotrac during fiscal 2001, including for financial information systems design or implementation, and performed no non-audit related services.

                          REPORT OF THE AUDIT COMMITTEE

         The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are "independent", as required by applicable listing standards of The Nasdaq Stock Market. The Committee operates pursuant to an Audit Committee Charter that was adopted by the Board on May 15, 2000. Innotrac's management is responsible for its internal accounting controls and the financial reporting process. Innotrac's independent accountants, Arthur Andersen LLP, are responsible for performing an audit of Innotrac's consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee's responsibility is to monitor and oversee these processes.

         In keeping with that responsibility, the Audit Committee has reviewed and discussed Innotrac's audited consolidated financial statements with management and the independent accountants. In addition, the Audit Committee has discussed with Innotrac's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committee," as currently in effect. In addition, the Audit Committee has received the written disclosures from the independent accountants required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with the independent accountants their independence. The Audit Committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining the Company's independence.

         Other than Mr. Benator, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent".

         Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements of Innotrac be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

         This report is respectfully submitted by the Audit Committee of the Board of Directors.


            Bruce V. Benator--Martin J. Blank--William H. Scott, III
               (Members of the Audit Committee during fiscal 2001)

                 SHAREHOLDERS' PROPOSALS FOR 2003 ANNUAL MEETING

         Any shareholder who wishes to present a proposal appropriate for consideration at Innotrac's 2003 Annual Meeting of Shareholders must submit the proposal in proper form to Innotrac at its address set forth on the first page of this Proxy Statement no later than December 21, 2002 for the proposal to be considered for inclusion in Innotrac's proxy statement and form of proxy relating to such Annual Meeting. Innotrac must be notified of any other shareholder proposal intended to be presented for consideration at the 2003 Annual Meeting not later than March 6, 2003 or else proxies may be voted on such proposal at the discretion of the persons named in the proxy.

                                  OTHER MATTERS

         All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the materials enclosed herewith and soliciting proxies will be paid by Innotrac. It is estimated that such costs will be nominal. Innotrac may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of stock. The solicitation of proxies will be conducted primarily by mail but may include telephone, telegraph or oral communications by directors, officers, or regular employees of Innotrac, acting without special compensation.

         The Board of Directors is aware of no other matters, except for those incidental to the conduct of the Annual Meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

         Shareholders are urged to fill in, date and sign the accompanying form of proxy and return it to Innotrac as soon as possible.


                                         BY ORDER OF THE BOARD OF DIRECTORS,

                                         DAVID L. GAMSEY
                                         Secretary

                                  COMMON STOCK

                            OF INNOTRAC CORPORATION

                    THIS PROXY IS SOLICITED BY THE BOARD OF

                         DIRECTORS FOR THE MAY 20, 2002

                         ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints Scott D. Dorfman and David L. Gamsey, and each of them, the proxy of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of Innotrac Corporation (the "Company") to be held on May 20, 2002, and any adjournment or postponement thereof.

1.  Election of directors

   Bruce V. Benator       Larry C. Hanger

    [ ]    FOR all nominees for director listed above       [ ]    WITHHOLD AUTHORITY to vote for all nominees
           (except as marked to the contrary).                     listed above.
    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE
    PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN THE PROXY AND ACCOMPANYING PROXY STATEMENT, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.


                                                                      ,
                                    Date:                             2002
                                           -------------------------

                                    --------------------------------------------
                                    Please sign this Proxy exactly as name
                                    appears on the Proxy.


                                    Note: When signing as attorney,
                                    trustee, administrator, or guardian,
                                    please give your title as such. In the
                                    case of joint tenants, each joint owner
                                    must sign.